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                                 EXHIBIT (15)(e)
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                              RULE 12b-1 AGREEMENT
                       RIVERSIDE CAPITAL MONEY MARKET FUND
                          RIVERSIDE CAPITAL EQUITY FUND
                       RIVERSIDE CAPITAL FIXED INCOME FUND
             RIVERSIDE CAPITAL TENNESSEE MUNICIPAL OBLIGATIONS FUND

      This Agreement is made as of this 19th day of October, 1993, between Commerce Investment Corporation, a Tennessee corporation ("C.I.C."), and The Winsbury Company Limited Partnership ("Winsbury"), the Distributor of shares of beneficial interest ("Shares") of Riverside Capital Money Market Fund, Riverside Capital Equity Fund, Riverside Capital Fixed Income Fund and Riverside Capital Tennessee Municipal Obligations Fund (the "Funds"), four series of The Sessions Group (the "Group"). In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

      1. Winsbury hereby appoints C.I.C. to render distribution and shareholder services to the Funds and their shareholders. Distribution and shareholder services may include, but are not limited to, distributing prospectuses to persons other than Shareholders of the Funds; maintaining Shareholder relations; answering inquiries regarding the Funds; providing personnel and communication equipment used in connection therewith; and providing such other services as the Group, on behalf of the Funds, or Winsbury may reasonably request. C.I.C. represents that it is willing and possesses legal authority to provide the services contemplated by this Agreement without violation of applicable laws (including the Glass-Steagall Act, the Securities Exchange Act of 1934 and applicable state securities laws) and regulations. Any advertising and sales literature to be printed or distributed by C.I.C. in connection with the sale of Shares may not be distributed or otherwise used except upon prior written approval by Winsbury unless such literature was provided to C.I.C. by Winsbury in its final form.

      2. C.I.C. shall provide such security as is necessary to prevent unauthorized use of computer facilities. C.I.C. agrees to release, indemnify and hold harmless the Funds, Winsbury and the Funds' custodian from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by C.I.C., its officers, employees or agents regarding the purchase, redemption, transfer or registration of Shares for accounts of C.I.C., its clients and shareholders. Principals of C.I.C. will be available to consult from time to time with Winsbury concerning administration and performance of the services contemplated by this Agreement.

      3. Winsbury will pay such fees as are set forth in Exhibit A hereto to C.I.C. or to any duly appointed agent of C.I.C., including, at least initially, but not limited to, National Financial Clearing Corporation.

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      4. C.I.C. and Winsbury each acknowledge that either party may enter into similar agreements with others without the consent of the other party.

      5. C.I.C. shall prepare such quarterly reports for Winsbury as shall reasonably be requested by Winsbury.

      6. In no transaction shall C.I.C. have any authority whatever to act as Winsbury's agent or as agent for any of the Funds.

      7. No person is authorized to make any representations concerning the Funds or their Shares except those contained in the current prospectus of the Funds and any such information as may be officially designated as information supplemental to the prospectus.

      8. This Agreement is a related agreement under the Group's Distribution and Shareholder Service Plan (the "Plan").

      9. This Agreement may be terminated at any time as to a Fund, without the payment of any penalty by the vote of a majority of the members of the Board of Trustees of the Group who are not interested persons of the Group and have no direct or indirect financial interest in the operation of the Plan or in any related agreements to the Plan ("Disinterested Trustees") or by a majority of the outstanding voting securities of the Group on not more than sixty (60) days written notice to the parties to this Agreement.




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      10. This Agreement will terminate automatically in the event of its assignment as defined in the Investment Company Act of 1940, or upon the termination of the Distribution Agreement between the Group and Winsbury.


                                          COMMERCE INVESTMENT CORPORATION
                                          One Commerce Square
                                          Memphis, Tennessee 38150

Dated:  October 19, 1993                  By
                                             -----------------------------------
                                             Authorized Signature


                                             -----------------------------------
                                             Title

                                          THE WINSBURY COMPANY LIMITED
                                          PARTNERSHIP
                                          1900 East Dublin-Granville Road
                                          Columbus, Ohio 43229

Dated:  October 19, 1993                  By  The Winsbury Corporation,
                                              General Partner

                                              By
                                                 -------------------------------
                                                 Authorized Signature


                                                 -------------------------------
                                                 Title




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                       RIVERSIDE CAPITAL MONEY MARKET FUND
                          RIVERSIDE CAPITAL EQUITY FUND
                       RIVERSIDE CAPITAL FIXED INCOME FUND
             RIVERSIDE CAPITAL TENNESSEE MUNICIPAL OBLIGATIONS FUND



                     EXHIBIT A TO RULE 12b-1 AGREEMENT WITH
              THE WINSBURY COMPANY LIMITED PARTNERSHIP ("WINSBURY")



      With respect to each Fund, Winsbury will pay to C.I.C. or to any duly appointed agent of C.I.C., including, at least initially, but not limited to, National Financial Clearing Corporation, a monthly fee computed at the annual rate of 0.25% of the average aggregate net asset value of Shares of that Fund held during the period in the accounts for which C.I.C. provides services under the Rule 12b-1 Agreement; provided, however, that in no event shall C.I.C. or any agent of C.I.C. be paid any fees under this Rule 12b-1 Agreement for services to an account for which National Bank of Commerce is receiving any fees under its Rule 12b-1 Agreement, with respect to such Fund, with Winsbury.

      For the monthly period in which the Rule 12b-1 Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Rule 12b-1 Agreement is in effect during the period.